UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Coleman Cable, Inc.
(Name of Issuer)
Common
(Title of Class of Securities)
193459302
(CUSIP Number)
December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☑ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	193459302

1	NAMES OF REPORTING PERSONS Eubel Brady & Suttman Asset Management, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		995,398

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		995,398

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	995,398

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.79%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IA, CO

CUSIP No.	193459302

1	NAMES OF REPORTING PERSONS Ronald L. Eubel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		550

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,043,783

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		550

WITH:	8	SHARED DISPOSITIVE POWER

		1,043,783

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,044,333

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.08%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	193459302

1	NAMES OF REPORTING PERSONS Mark E. Brady

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,043,783

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,043,783

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,043,783

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.08%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	193459302

1	NAMES OF REPORTING PERSONS Robert J. Suttman II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,043,783

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,043,783

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,043,783

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.08%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	193459302

1	NAMES OF REPORTING PERSONS William E. Hazel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,043,783

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,043,783

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,043,783

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.08%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	193459302

1	NAMES OF REPORTING PERSONS Kenneth E. Leist

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		995,398

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		995,398

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	995,398

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.79%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	193459302

1	NAMES OF REPORTING PERSONS Paul D. Crichton

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		995,398

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		995,398

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	995,398

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.79%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	193459302

1	NAMES OF REPORTING PERSONS Julie E. Smallwood

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		995,398

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		995,398

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	995,398

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.79%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	193459302

1	NAMES OF REPORTING PERSONS Scott E. Lundy

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		995,398

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		995,398

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	995,398

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.79%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

SCHEDULE 13G/A

Item 1(a)	Name of Issuer.
Coleman Cable, Inc,

Item 1(b)	Address of Issuer’s Principal Executive Offices.
1530 Shields Drive Waukegan, IL 60085

Item 2(a)	Name of Person Filing.
Eubel Brady & Suttman Asset Management, Inc. (“EBS”)
Ronald L. Eubel*
Mark E. Brady*
Robert J. Suttman II*
William E. Hazel*
Kenneth E. Leist*
Paul D. Crichton*
Julie E. Smallwood*
Scott E. Lundy*

*These individuals may, as a result of their ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of the equity securities held by EBS and one affiliated entity, EBS Partners, LP. The filing of this statement shall not be deemed an admission by Ronald L. Eubel, Mark E. Brady, Robert J. Suttman II, William E. Hazel, Kenneth E. Leist, Paul D. Crichton, Julie E. Smallwood, or Scott E. Lundy that any of them beneficially own the securities for which they report shared dispositive power and shared voting power, regardless of whether they are acting in concert or acting severally.

Item 2(b)	Address of Principal Business Office.
7777 Washington Village Dr. Suite 210 Dayton, Ohio 45459

Item 2(c)	Place of Organization.
Eubel Brady & Suttman Asset Management, Inc.
Delaware Corporation
Ronald L. Eubel
Mark E. Brady
Robert J. Suttman II
William E. Hazel
Kenneth E. Leist
Paul D. Crichton
Julie E. Smallwood
Scott E. Lundy United States Citizens

Item 2(d)	Title of Class of Securities.
Common Stock

Item 2(e)	CUSIP Number.
193459302

Item 3	Reporting Person.
An investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E)

Item 4	Ownership.
(a) Amount beneficially owned
Eubel Brady & Suttman Asset Management, Inc., 995,398 shares. Messrs. Eubel, Brady, Suttman II, and Hazel may, as a result of their ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of 1,043,783 shares held by EBS and one affiliated entity, EBS Partners L.P. Messrs. Leist, Chricton, Lundy, and Ms. Smallwood may, as a result of their ownership in and positions with EBS, be deemed to be indirect beneficial owners of 995,398 shares. Mr. Eubel is the beneficial owner of an additional 550 shares. Ms. Smallwood is the beneficial owner of 320 shares.

(b) Percent of class Eubel Brady & Suttman Asset Management, Inc. 5.79% Mr. Eubel 6.08% Messrs. Brady, Suttman II, and Hazel 6.08% Messrs. Leist, Crichton, Lundy, and Ms. Smallwood 5.79%

(c) Number of shares as to which the person has:

(i)	Sole power to vote or direct the vote
550 (Mr. Eubel only)
320 (Ms. Smallwood only)

(ii)	Shared power to vote or direct the vote
995,398 (Eubel Brady & Suttman Asset Management, Inc.,
Messrs. Leist, Crichton, Lundy, Ms. Smallwood)
1,043,783 (Messrs. Eubel, Brady, Suttman, & Hazel)

iii)	Sole power to dispose or to direct the disposition of
550 (Mr. Eubel only)
320 (Ms. Smallwood only)

(iv)	Shared power to dispose or to direct the disposition of
995,398 (Eubel Brady & Suttman Asset Management, Inc., Messrs. Leist, Crichton, Lundy, Ms. Smallwood) 1,043,783 (Messrs. Eubel, Brady, Suttman, & Hazel)

Item 5	Ownership of Five Percent or Less of a Class.
Innapplicable

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.
Inapplicable

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.
Inapplicable

Item 8	Identification and Classification of Members of the Group.
Inapplicable

Item 9	Notice of Dissolution of Group.
Inapplicable

Item 10	Certification.

SIGNATURE
With respect to Eubel Brady & Suttman Asset Management, Inc.:
Certification for Rule 13d-1(b): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
With respect to Ronald L. Eubel, Mark E. Brady, Robert J. Suttman II, William E. Hazel, Kenneth E. Leist, Paul D. Crichton, Julie E. Smallwood, and Scott E. Lundy:
Certification for Rule 13d-1(c): By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
Date: February 24, 2009
Eubel Brady & Suttman Asset Management, Inc.

By:	/s/ Ronald L Eubel
	Name:	Ronald L. Eubel
	Title:	Chief Investment Officer

By:	/s/ Ronald L Eubel
	Name:	Ronald L. Eubel

By:	/s/ Mark E. Brady
	Name:	Mark E. Brady

By:	/s/ Robert J. Suttman II
	Name:	Robert J. Suttman II

By:	/s/ William E. Hazel
	Name:	William E. Hazel

By:	/s/ Kenneth E. Leist
	Name:	Kenneth E. Leist

By:	/s/ Paul D. Crichton
	Name:	Paul D. Crichton

By:	/s/ Julie E. Smallwood
	Name:	Julie E. Smallwood

By:	/s/ Scott E. Lundy
	Name:	Scott E. Lundy

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).
Agreement
The undersigned agree that this Schedule 13G dated February 24, 2009 relating to the common stock of Coleman Cable, Inc. shall be filed on behalf of the undersigned.
Eubel Brady & Suttman Asset Management, Inc.

By:	/s/ Ronald L Eubel
	Name:	Ronald L. Eubel
	Title:	Chief Investment Officer

By:	/s/ Ronald L Eubel
	Name:	Ronald L. Eubel

By:	/s/ Mark E. Brady
	Name:	Mark E. Brady

By:	/s/ Robert J. Suttman II
	Name:	Robert J. Suttman II

By:	/s/ William E. Hazel
	Name:	William E. Hazel

By:	/s/ Kenneth E. Leist
	Name:	Kenneth E. Leist

By:	/s/ Paul D. Crichton
	Name:	Paul D. Crichton

By:	/s/ Julie E. Smallwood
	Name:	Julie E. Smallwood

By:	/s/ Scott E. Lundy
	Name:	Scott E. Lundy